                                                                    EXHIBIT 12.1

                         WORLDWIDE FLIGHT SERVICES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                            THREE         NINE
                                                                                                            MONTHS        MONTHS
                                                                                                            ENDED         ENDED
                                                                                                           MARCH 31,   DECEMBER 31,
                                              ----------     ----------     ----------     ----------     ----------   ------------
                                                 1995           1996           1997            1998          1999           1999

                                                      (IN THOUSANDS EXCEPT RATIOS)

Earnings:

     Earnings (loss) from continuing          $    6,209     $    7,450     $    7,695     $   10,794     $    1,619     $   (2,660)
           operations before income
           taxes and extraordinary loss

     Add:  Total fixed charges                     4,010          4,550          3,686          4,532          1,214         14,550

     Less: Interest capitalized                        0              0              0              0              0              0
                                              ----------     ----------     ----------     ----------     ----------     ----------

           Total earnings                     $   10,219     $   12,000     $   11,381     $   15,326     $    2,833     $   11,890
                                              ==========     ==========     ==========     ==========     ==========     ==========

Fixed charges:

     Interest:                                $        0     $        0     $        0     $        0     $        0     $    9,438

     Portion of rental expense                     4,010          4,550          3,686          4,532          1,214          4,600
           representative of the
           interest factor

     Amortization of debt expense                      0              0              0              0              0            512
                                              ----------     ----------     ----------     ----------     ----------     ----------

           Total fixed charges                $    4,010     $    4,550     $    3,686     $    4,532     $    1,214     $   14,550
                                              ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges                   2.5x           2.6x           3.1x           3.4x           2.3x            (a)
                                              ==========     ==========     ==========     ==========     ==========     ==========


(a) The ratio of earnings to fixed charges is computed assuming that 1/3 of rental expense is representative of the interest factor. Earnings were insufficient to cover fixed charges by $2,660,000.